Exhibit 10.1

Description of Compensation Program for Named Executive Officers

for

Fiscal Year Ending March 31, 2010

On May 27, 2009, the Company’s Board of Directors (“Board”) of Quality Systems, Inc. (the “Company”) acting in executive session and upon recommendation of the Company’s Compensation Committee, approved the Company’s 2010 Compensation Program for the Company’s key personnel, including its named executive officers, for the fiscal year ending March 31, 2010, which includes new cash salary levels and both non-equity and equity incentive compensation components as described below.

Future cash salary levels for the Company’s named executive officers were set as follows:

•	Steven Plochocki – $522,500 (increased from $475,000), effective August 16, 2009;

•	Patrick Cline - $750,000 (increased from $600,000), effective April 1, 2009;

•	Donn Neufeld - $236,250 (increased from $225,000), effective June 1, 2009; and

•	Paul Holt - $288,750 (increased from $275,000), effective July 23, 2009.

The non-equity incentive compensation component for named executive officers provides as follows:

(i)

for Steve Plochocki, the Company’s President and Chief Executive Officer, cash compensation of up to $522,500 may be earned based on meeting certain target increases in earnings per share (“EPS”) performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Board of Directors; of the total $522,500 potential cash compensation, 40% is allocated to the EPS performance criteria, 40% is allocated to the revenue growth criteria and the remaining 20% is discretionary and is allocated in part to the business performance, structuring, growth, and operational requirements criteria as well as profitability of the revenue cycle management business.

(ii)

for Pat Cline, the President of the Company’s NextGen Healthcare Information Systems Division, cash compensation of up to $750,000 may be earned based on meeting certain target increases in EPS performance and revenue growth during the fiscal year as well as meeting certain operational requirements established by the Board; of the total $750,000 potential cash compensation, 33.33% is earned upon completion of services to the Company through the period ending on the public release of financial data for the fiscal year ending March 31, 2010; 33.33% is allocated to the EPS performance criteria, and 33.33% is allocated to the revenue growth criteria.

(iii)

for Donn Neufeld, the Executive Vice President/General Manager of the Company’s QSI Division, cash compensation of up to $80,000 may be earned based upon the achievement of certain qualitative and quantitative goals related to both QSI Division performance and other corporate objectives as approved by the Compensation Committee of the Board of Directors and the Board; of the total $80,000 potential cash compensation, 37.5% is allocated to the operating income goals for the QSI Division, 37.5% is allocated to the revenue growth goals for the QSI Division, and the remaining 25% is discretionary and is allocated in part to the operational requirements criteria as directed by the Company’s CEO.

(iv)

for Paul Holt, the Company’s Chief Financial Officer and Secretary, cash compensation of up to $80,000 may be earned based upon the achievement of certain goals as approved by the Compensation Committee and the Board of Directors; of the total $80,000 potential cash compensation, 75% is allocated to specific, objective criteria approved in advance by the Board of Directors and 25% is discretionary based upon meeting certain operational, structuring, and growth objectives established by the Board.

The equity incentive compensation component for named executive officers provides potential awards as follows:

Named Executive Officer	Options
• Steve Plochocki	40,000
• Donn Neufeld	10,000
• Paul Holt	10,000
• Pat Cline	45,000

Total	105,000

Equity Award Criteria for Steve Plochocki, Donn Neufeld and Paul Holt:

The equity incentive component of the 2010 Compensation Program provides that Messrs. Plochocki, Neufeld and Holt are eligible to receive an aggregate of up to 60,000 options to purchase the Company’s common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year. Of the total 60,000 potential options, 50% are allocated to the EPS performance criteria and 50% are allocated to the revenue growth criteria.

Equity Award Criteria for Pat Cline:

The equity incentive component of the 2010 Compensation Program provides that Pat Cline is eligible to receive up to 45,000 options to purchase the Company’s common stock based on meeting certain target increases in EPS performance and revenue growth during the fiscal year. Of the total 60,000 potential options, 33.33% are guaranteed upon completion of services to the Company for the fiscal year; 33,33% are allocated to the EPS performance criteria; and 33.33% are allocated to revenue growth criteria.

General Terms For All Executives Under 2010 Compensation Program:

•	Executive must be in good standing as a full time employee of QSI at least 2 weeks beyond the release of the 2010 earnings report.
•	Executive is not allowed compensated outside work without the Board’s prior written approval.
•	Executive must sign a new confidential information/non-compete agreement.
•	Payment of the bonus is to be approved by the Compensation Committee and the Board, based on audited financial statements (including options and compensation). The Board’s determination will be final.
•

Options shall be granted under one of the Company’s shareholder approved option plans and subject to the terms of the Company’s standard stock option agreement. The option exercise price for all options granted under the 2010 Compensation Program shall be the closing price of the Company’s shares on the date of grant. The options would vest in 5 equal annual installments commencing one year after the date of grant and have an 8 year expiration (this vesting schedule reflects the new policy that will be adopted for all new employee option grants).